Exhibit 99.2

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (the "Agreement"), dated as of October 18, 2000, by and among CACI, Inc.-Federal, a Delaware corporation ("CACI Sub"), CACI International Inc, a Delaware corporation and the holder of all of the capital stock of CACI Sub ("CACI Parent"), N.E.T. Federal, Inc., a Delaware corporation ("Federal") and Network Equipment Technologies, Inc. , a Delaware corporation and the holder of all of the capital stock of Federal ("NET.COM") (capitalized terms not defined in the text of the Agreement are defined in Section 7.1).

WHEREAS CACI Sub wishes to purchase from Federal, and Federal wishes to sell to CACI Sub, certain defined assets and certain associated liabilities of Federal constituting the Government service-related business currently conducted by Federal (the "Federal Services Business" or the "FSB"), and

WHEREAS CACI Parent and NET.COM wish to facilitate the purchase and sale by entering into the mutual agreements set forth in this Agreement,

NOW, THEREFORE, CACI Sub, CACI Parent, Federal and NET.COM hereby agree as follows:

ARTICLE 1:   PURCHASE OF ASSETS

1.1.
Purchase and Sale of Assets. Upon and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), Federal shall sell, transfer and assign to CACI Sub, and CACI Sub shall purchase and acquire from Federal, all right, title and interest in and to those tangible and intangible assets constituting the FSB (the "Assets") identified in Schedule 1.1 attached hereto (the "Acquisition").

1.1.1.
The Assets shall include the inventory of spare parts related to the FSB's installed base of products, identified in Schedule 1.1 and additional spare parts to an aggregate valuation on Federal's books of $4 million. CACI Sub may order from Federal within six months after the Closing spare parts having a value equal to the difference between the value of the inventory listed in Schedule 1.1 and $4 million. With respect to the initial inventory of spare parts, CACI may request substitutions within the same six-month period, subject to Federal's reasonable consent.

1.2.
Assumption of Liabilities. Upon and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), CACI Sub shall assume and shall agree to discharge the liabilities of Federal identified in Schedule 1.2 (the "Liabilities"). Except for the liabilities so identified, CACI Sub will assume no liabilities of Federal in connection with this transaction. Without limiting the generality of the foregoing, Federal shall be solely responsible for payment of all amounts at any time owing by Federal with respect to the business of Federal, both before and after the Closing Date, whether accrued or contingent, known or unknown, other than the Liabilities.

1.3.
Instruments of Transfer. The transfer of the Assets to be transferred to CACI Sub at the Closing shall be effected by bills of sale, assignment and assumption agreements, and such other instruments of transfer as shall transfer to CACI Sub full title to the Assets free and clear of all liens, charges, security interests and other encumbrances whatsoever except the Liabilities and pursuant to which CACI Sub shall assume and agree to discharge the Liabilities, in substantially the form attached as Exhibit A.

1.4.
Purchase Price. CACI Sub and CACI Parent jointly and severally shall pay to Federal, for the transfer of the Assets, a total purchase price of Forty Million Dollars ($40,000,000) (the "Purchase Price") as follows:

1.4.1.
Twenty Five Million Dollars ($25,000,000) at the Closing (as defined in Section 1.5) by wire transfer, by CACI Sub's certified or bank cashier's check payable to Federal, or in other form of immediately available funds acceptable to Federal, or by combination of any of the foregoing;

1.4.2.	One Million Dollars ($1,000,000) within six months after the Closing.

1.4.3.
One Million Dollars ($1,000,000) shall be paid to First Union Bank (the "Escrow Agent") to be held for a one-year period as the escrow fund (the "Escrow Fund"), pursuant to the terms of an Escrow Agreement to be entered into among the parties hereto and the Escrow Agent in substantially the form attached as Exhibit B (the "Escrow Agreement"); and

1.4.4.	(a)
For the purpose of this Section 1.4.4, the "Succession Event" shall mean the earlier of the following: (i) fifteen (15) calendar days following the award of a successor contract to Contract No. DCA200-91-D-0027 (the "AFNET Contract") that is effective to allow Federal or its successor to continue to provide services and to perform work for DISA unless a timely protest against the award is filed that results in a suspension of performance of such successor contract, in which case upon resolution of the protest; or (ii) the effective date of an arrangement that permits Federal or its successor to continue to provide services to perform work for DISA substantially similar to the work performed under the AFNET Contract for a period extending beyond June 30, 2003;

(b)
Thirteen Million Dollars ($13,000,000) shall be paid after the Succession Event (as herein defined) in accordance with any of the methods of payment set forth in Section 1.4.1, subject to prepayment and as provided hereinafter, on the following schedule:

(i)	Ten Million Dollars ($10,000,000) will be paid five (5) business days after the Succession Event:

(ii)	One Million Five Hundred Thousand Dollars ($1,500,000) will be paid one (1) year after the Succession Event:

(iii)	One Million Five Hundred Thousand Dollars ($1,500,000) will be paid two (2) years after the Succession Event:

(c)
If the work currently performed by Federal under the AFNET Contract is extended or otherwise is permitted to continue beyond July 1, 2001, on terms substantially similar to those under the current AFNET Contract ("Extension" or "Extensions"), then CACI Sub or CACI Parent shall pay to Federal within five (5) business days of the Extension Four Hundred Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($416,666.66) for each month of such Extension (or Extensions) up to a maximum of Ten Million Dollars ($10,000,00). If such Extension (or Extensions) continue(s) until June 30, 2003, CACI Parent shall also make the following payments to Federal:

(i)	One Million Five Hundred Thousand Dollars ($1,500,000) within five (5) business days of June 30, 2003; and

(ii)	One Million Five Hundred Thousand Dollars ($1,500,000) on June 30, 2004.

(d)
In the event that there is an Acquisition (as defined in Section 7.1) of CACI Parent or CACI Sub before June 30, 2002, one-half (1/2) of the outstanding balance of the Thirteen Million Dollars ($13,000,000) in payments provided for in Section 1.4.4(b) shall become due (regardless of whether a Succession Event has occurred) and shall be paid to Federal within sixty (60) days of the closing of such Acquisition in accordance with any of the methods of payment set forth in Section 1.4.1; any remaining unpaid portion of the Thirteen Million Dollars ($13,000,000) shall be paid in accordance with the terms set forth in this Section 1.4.4(b) or (c) as the case may be, except that payments previously made under this subsection (d) due to an Acquisition of CACI Parent or CACI Sub shall be credited first to satisfy the Ten Million Dollars ($10,000,000) payment under Subsection 1.4.4(b)(i) or (c), and then in sequence to each of the subsequent payments set forth in Subsections 1.4.4(b)(ii and iii) or (c)(i) and (ii) until such payments are satisfied.

(e)
However, in the event that there is an Acquisition of either Federal or NET.COM before June 30, 2003, and if following such Acquisition the acquiror of Federal or in the event of an Acquisition of NET.COM, NET.COM or its successor ceases to offer NET.COM products in the federal (United States Government) marketplace through that date, then from that time CACI Parent and CACI Sub shall be released from any further payments due or that may become due under Subsection 1.4.4.

1.4.5.	In addition, CACI Parent will pay to NET.COM a royalty pursuant to the terms and conditions of a Royalty Agreement in substantially the form attached hereto as Exhibit C (the "Royalty Agreement").

1.5.
The closing of the purchase and sale of the Assets (the "Closing") shall be held at the offices of CACI Sub at 10:00 a.m. on December 8, 2000 (the "Closing Date") or on such other date as the parties hereto may mutually agree upon in writing.

1.6.
At the Closing, in addition to the other actions contemplated by this Agreement, the parties will enter into an agreement in substantially the form attached as Exhibit D (the "Strategic Alliance Agreement").

ARTICLE II: REPRESENTATIONS AND WARRANTIES OF FEDERAL AND NET.COM

Federal and NET.COM jointly and severally represent and warrant to CACI Sub and CACI Parent as follows, except as otherwise set forth in the Disclosure Schedule delivered to CACI Sub and CACI Parent by Federal and NET.COM:

2.1.
Corporate Status. Each of NET.COM and Federal is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of NET.COM and Federal is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the financial condition, business, assets, properties or results of operations of Federal individually or NET.COM as a whole.

2.2.	Subsidiaries. Federal has no subsidiaries.

2.3.
Authority for Agreement. Each of NET.COM and Federal has the requisite corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted and to execute, deliver, and perform this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Federal and by NET.COM as its sole stockholder, and no other corporate proceedings on the part of Federal or NET.COM are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by NET.COM and Federal and constitutes the valid and binding obligation of each of them, enforceable against each party in accordance with its terms.

2.4.
No Default or Violation. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws of NET.COM or Federal, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any material violation or breach of or constitute a material default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which either NET.COM or Federal is a party or by which it or any of its respective assets or properties may be bound or which is applicable to it or to any of its respective assets or properties. Except for filing with the Federal Trade Commission and the United States Department of Justice pursuant to the provisions of the H-S-R Act, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution and delivery of this Agreement by NET.COM or Federal or the consummation by either of the transactions contemplated by this Agreement

2.5.
Financial Statements for Federal. Federal has previously furnished to CACI Parent true and complete copies of its pro forma income statements for the FSB for each of the two fiscal years ended March 31, 1999 and March 31, 2000 and for the five-month period ended August 25, 2000 and a pro forma balance sheet for the FSB as of August 25, 2000 (collectively, the "Federal Services Financial Statements"). The balance sheet included in the Federal Services Financial Statements fairly present in all material respects the financial position of the FSB as of its date and the other financial statements included in the Federal Services Financial Statements (including any related notes and schedules) fairly present in all material respects the results of operations or other information included therein of the FSB for the periods or as of the dates therein set forth.

2.6.
Absence of Material Adverse Changes and Undisclosed Liabilities. Since August 25, 2000, there has not occurred or arisen, whether or not in the ordinary course of business: (i) any material adverse change in the assets, financial condition, operations or business of the FSB, or (ii) any event, condition or state of facts of any character that to Seller's Knowledge would materially and adversely affect the ability of CACI Sub to use and operate the Assets. The FSB has no material liabilities or obligations, fixed, accrued, contingent or otherwise, that are not fully reflected or provided for on, or disclosed in the notes to, the consolidated balance sheet as at August 25, 2000 included in the Federal Services Financial Statements (the "2000 Balance Sheet") except (A) liabilities and obligations incurred in or as a result of the ordinary course of business since August 25, 2000, (B) liabilities and obligations permitted by or provided for or contemplated by this Agreement and (C) liabilities and obligations disclosed on the Schedules delivered hereunder.

2.7.	Absence of Certain Changes. Since the date of the 2000 Balance Sheet, Federal has conducted the FSB only in the ordinary course and has not:

2.7.1.
suffered any damage or destruction in the nature of a casualty loss or other loss that would be treated as an extraordinary item pursuant to Opinion No. 30 of the Accounting Principles Board, whether covered by insurance or not, adversely affecting any property or business of the FSB;

2.7.2.
granted any increase in the compensation payable or to become payable by the FSB to its directors, officers, management personnel, consultants or agents (the "FSB Employees") whose base individual annual remuneration exceeds $100,000 or any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of such persons except in cases that have occurred in the ordinary course of business;

2.7.3.
encountered any labor union organizing activity material to the business, operations, condition (financial or otherwise) or prospects of the FSB, had any employee strike, work-stoppage, slow-down or lockout, or any substantial threat of any imminent strike, work-stoppage, slow-down or lock-out, or had any adverse change in its relations with its employees, agents, customers or suppliers or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or is expected by the FSB to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of the FSB;

2.7.4.
cancelled or compromised any debts or waived or permitted to lapse any claims or rights valued at more than $100,000 or sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an individual value in excess of $100,000 related to the FSB, except in the ordinary course of business and consistent with past practice;

2.7.5.
made any material capital expenditure or commitment for any addition to property, plant or equipment for the FSB not in the ordinary course of business or in any event in excess of an aggregate of $50,000;

2.7.6.	made any change in any method of accounting or accounting practice;

2.7.7
paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers, directors or Affiliates of the FSB, any officer or director of any of the Affiliates or any Associates of any of the Affiliates of the FSB, officers or directors, except for normal business advances to employees consistent with past practices, directors' fees, compensation to officers and compensation increases permitted by Section 2.7.2

2.7.8.
made any addition, deletion or material redesign in the family of product and service lines offered by the FSB (excluding any upgrades, enhancements or bug fixes) or, within any product or service line, any material changes in its applicable list pricing and standard discount structures or warranties;

2.7.9.	agreed, whether in writing or otherwise, to take any action described in this Section 2.7; or

2.7.10.	taken or suffered to exist any action that, if taken, not taken, or suffered to exist after the date hereof, would constitute a breach of any of the representations set forth in this Section 2.7.

2.8.
Compliance with Applicable Law. The FSB has all requisite licenses, permits and certificates from all foreign, federal, state and local authorities necessary to conduct its business as presently conducted, and to own, lease and operate its properties, except where the absence thereof does not and could not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of the FSB, and, to the best of Seller's Knowledge, the business of the FSB is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, permit, license, concession, grant or other authorization of any court or of any governmental entity or authority.

2.9.	Litigation.

2.9.1
To Seller's Knowledge, there is no investigation, inquiry or review by any governmental entity or authority with respect to the FSB pending or, to Seller's Knowledge, threatened, nor has any governmental entity indicated to Federal an intention to conduct the same;

2.9.2.
there is no claim, action, suit, arbitration, or proceeding pending or, to Seller's Knowledge, threatened against or affecting the FSB or any of its assets or properties, at law or in equity, or before any court, arbitrator, or governmental entity or authority, that either singly or in the aggregate may have any material adverse effect on the financial condition, business, operations, properties or prospects of the FSB; without limiting the generality of the foregoing, there is no such claim pending which arises from or is based on claimed liability of Federal for any defect in design, workmanship, manufacture, or operability of any product sold by the FSB that either singly or in the aggregate may have a material adverse effect on the financial condition, business, operations, properties or prospects of the FSB.

2.9.3.
To Seller's Knowledge, there is no claim, action, suit, labor dispute, investigation or proceeding of any kind, pending or threatened, that involves, affects or relates to the FSB or any of its officers, employees or directors in connection with the business and affairs of the FSB that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, or properties of the FSB;

2.9.4.	to Seller's Knowledge, there is no basis for any such claim, action, suit, proceeding, investigation, inquiry or review; and

2.9.5.
to Seller's Knowledge neither Federal nor any of the FSB Employees is subject to any order, writ, injunction, decree or judgment of any court, arbitrator or governmental entity or authority relating to the conduct of the business of the FSB.

2.10.
Tax Matters. Federal has complied in all material respects with the requirements for filing federal, state, local and foreign tax returns and reports required to be filed by it or on its behalf. All taxes shown by the returns to be due and payable have been paid to the extent already due. Federal has not been notified in writing or otherwise by any taxing authority of any pending actions, claims, suits or assessments for any tax deficiency.

2.11.	Employee Benefit Plans; Compliance with ERISA.

2.11.1.
Schedule 2.11 contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any FSB Employees and maintained at any time by Federal or by any other member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group which includes Federal (as defined for purposes of Section 414(b), (c) and (m) of the Code) (collectively, the "Federal Plans"). Federal has made available to CACI Sub true, correct and complete copies of all Federal Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. With respect to all Federal Plans, Federal has made available to CACI Sub the latest Forms 5500. [Neither Federal nor any Affiliate has ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA.] Neither Federal nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and, to Seller's Knowledge, there has been no event or circumstance which would cause Federal to incur any such liability. No plan previously maintained by Federal or its Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C has occurred with respect to any Federal Plan with respect to the FSB Employees, and no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to the FSB Employees. With respect to all the Federal Plans, Federal and every Affiliate are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them with respect to the FSB Employees. To Seller's Knowledge neither Federal nor any Affiliate, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Federal Plans, has engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA with respect to a Federal Plan which could subject CACI Sub or its Affiliates, directors or employees or the CACI plans or the trusts relating thereto or any party dealing with any of the CACI plans or trusts to any material tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Neither the Federal Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

2.11.2.
Each Federal Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to CACI Sub; and, to Seller's Knowledge, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Federal Plan which is a qualified profit sharing or stock bonus plan, all employer contributions accrued for the benefit of any FSB Employee for plan years ending prior to the Closing Date under the Federal Plan terms and applicable law have been made or accrued.

2.11.3.
There are no actions, suits or claims pending or, to the Seller's Knowledge, threatened, with respect to any of the Federal Plans, and there are no outstanding written requests, other than routine requests for information concerning such Federal Plans, by participants, beneficiaries or any government agency. All of the liabilities of the FSB with respect to all of the Federal Plans are accurately reflected in the 2000 Balance Sheet.

2.12.
Employment-Related Matters. (i) Federal is in compliance in all material respects with all applicable laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment with respect to the FSB; (ii) Federal is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Federal; (iii) there is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy in effect, that is pending or, to Seller's Knowledge, threatened against or otherwise affecting the FSB, and the FSB has not experienced any labor controversy within the past three years; (iv) no labor organization has claimed to represent any of the employees of Federal for collective bargaining, and no one has sought any election or other proceeding to establish a collective bargaining representation; (v) Federal has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program relating to the FSB at any time from or after March 31, 2000, nor has Federal planned or announced any action or program for the future with respect to which the FSB has any material liability; and (vi) Federal is in compliance in all material respects with its obligations relating to the FSB pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement or statute relating to employment; provided, however, that nothing in this Section 2.12 shall be construed as any representation or warranty relating to the Code or ERISA.

2.13.	Environmental.

2.13.1.
(i) Federal is in full compliance in all material respects with all applicable Environmental Laws applicable to the FSB, (ii) Federal has not received any communication (written or oral), whether from a governmental authority, employee, or any other person that alleges that Federal is not in such full compliance, (iii) to Seller's Knowledge there are no circumstances that may prevent or interfere with such full compliance in the future, and (iv) all permits and other governmental authorizations currently held by Federal for the FSB pursuant to the Environmental Laws are in full force and effect and no other permits are required by Federal.

2.13.2.
To Seller's Knowledge, there is no Environmental Claim pending or threatened against or involving the FSB or against any person or entity whose liability for any Environmental Claim the FSB has retained or assumed either contractually or by operation of law.

2.13.3.
There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern by Federal or by any other person to Seller's Knowledge, that could form the basis of any Environmental Claim against the FSB or, to the Seller's Knowledge, against any person or entity whose liability for any Environmental Claim the FSB has retained or assumed either contractually or by operation of law.

2.13.4.
Without in any way limiting the generality of the foregoing, (i) no polychlorinated biphenyls are or have been used or stored at any property owned or leased by the FSB and (ii) no friable asbestos or asbestos-containing material is present at any property owned or leased by FSB.

2.14.
No Broker's or Finder's Fees. Neither NET.COM nor Federal has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement or any other acquisition transaction involving the FSB, except for Quarterdeck Investment Partners.

2.15.	Assets Other Than Real Property.

2.15.1.
Federal has good marketable title to, or a valid leasehold interest in, all of the FSB assets other than real property shown on the 2000 Balance Sheet, except as to assets disposed of since August 25, 2000 in the ordinary course of business and in a manner consistent with past practice. Except as described in Schedule 2.15, none of such assets is subject to any mortgage, pledge, lien, security interest, lease or other encumbrance, except as reflected in the 2000 Balance Sheet or except for those incurred or made in the ordinary course of business that do not materially impair the usefulness of such assets or properties in the conduct of the business of the FSB.

2.15.2.
To Seller's Knowledge the inventories shown on the 2000 Balance Sheet, and all spare part inventories acquired since such date, consist of items of a quantity and quality usable or saleable in the normal course of business of the FSB, and to Seller's Knowledge the aggregate fair market value of the spare part inventories shown on the 2000 Balance Sheet was, as of such date, at least equal to the dollar amount shown on the 2000 Balance Sheet for such inventories. To Seller's Knowledge all receivables have been collected or are collectible in the amounts shown, less any allowances for doubtful accounts shown on the 2000 Balance Sheet. To Seller's Knowledge, all plant and equipment and personal property owned by Federal included in the Assets (other than fully-depreciated Assets) are in good operating condition and repair.

2.16.	Real Property.

2.16.1.	Federal does not own any real property.

2.16.2.
Schedule 2.16 sets forth a true, correct and complete list as of the date hereof of all leases of real property useful to FSB to which Federal is a party (the "Leases"); Federal is not a party to any ground lease. True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto (which are identified on Schedule 2.16), have previously been delivered by Federal to CACI Sub.

2.17.	Agreements, Contracts and Commitments.

2.17.1.	Except as disclosed in Schedule 2.17 or Schedule 2.11, Federal is not a party to:

(a)
any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement relating to any FSB Employee;

(b)	any employment agreement relating to any FSB Employee that contains any severance pay liabilities or obligations;

(c)	any agreement for personal services or employment for the FSB that is not terminable on 30 days' (or less) notice by Federal without penalty or obligation to make payments related to such termination;

(d)	any agreement of guarantee or indemnification for the FSB in an amount that is material to Federal;

(e)
any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Federal with respect to the FSB to compete with any person in any geographic area or to engage in any line of business;

(f)
any lease (other than equipment leases under which Federal is lessor) to which Federal is a party as lessor or lessee that (x) provides for future payments of $100,000 or more, or (y) is material to the conduct of the FSB;

(g)	any joint venture agreement or profit-sharing agreement (other than with employees) related to the FSB;

(h)
except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Federal or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $100,000 or more and which may affect the FSB;

(i)	any license agreement, either as licensor or licensee, or distributor, dealer, franchise, manufacturer's representative, sales agency or other similar agreement or commitment related to the FSB;

(j)
any contract or agreement for the future sale by the FSB of spare inventory parts or services that involves the payment to Federal of more than $100,000 or continues for a period of more than twelve months (including periods covered by any option to renew by either party);

(k)
any contract or agreement for the future purchase by Federal of any materials, equipment, services, or supplies for the FSB, that either provides for payments in excess of $100,000 and cannot be terminated by it without penalty upon less than three months' notice or was not entered into in the ordinary course of business;

(l)
any agreement that provides for the sale of goods or services by the FSB that to Seller's knowledge will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

(m)
any agreement or arrangement for the assignment, sale or other transfer by Federal of any agreement or lease (or right to payment thereunder) related to the FSB by which it leases materials, products or other property to a third party;

(n)
any contract or agreement for services and related to the FSB that provides for payment to Federal of more than $100,000 and is subject to any discount or price reduction arrangement other than as appears in the contract or related modifications;

(o)	any agreement or commitment exceeding $100,000 in amount for the acquisition, construction or sale of fixed assets owned or to be owned by Federal related to the FSB;

(p)
any agreement or arrangement for the sale of any of the assets, properties or rights of the FSB (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights;

(q)
any contract or agreement of Federal for the FSB not described above that was not made in the ordinary course of business and that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of Federal.

2.17.2.
All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed on Schedule 2.17 pursuant to this Section 2.17 are valid and in full force and effect as to Federal; and Federal has not, nor to Seller's Knowledge has any other party thereto, breached any provision of, or defaulted under the terms of, nor to Seller's Knowledge are there any facts or circumstances that would reasonably indicate that the FSB will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which breach or default (a) has not been cured and (b) has or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or properties of the FSB.

2.17.3.
Schedule 2.17 correctly identifies each such contract to be conveyed to CACI Sub the provisions of which would be materially and adversely affected by this Agreement and each such contract that requires the consent of a third party to the Agreement in order to assign the contract.

2.18.
Absence of Certain Payments. Neither Federal nor, to Seller's Knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of any of them has used any funds of Federal for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments or gratuities to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

2.19.
Insurance Contracts; Banking Relationships. Schedule 2.19 lists all contracts of insurance and indemnity (not shown in any other schedule referred to in this Agreement) in force at the date hereof with respect to the FSB. Schedule 2.19 also shows the names and locations of all banks in which the FSB has accounts or lines of credit and, with respect to each such account or line of credit, the names of all persons authorized to draw thereon.

2.20.
Powers of Attorney, Guarantees. Except as set forth in Schedule 2.20, the FSB does not have any power of attorney outstanding except to customs brokers in the ordinary course of business and consistent with past practice, nor any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business), co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

2.21.
Interests of Officers. To Seller's Knowledge, none of the officers or directors of Federal has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the FSB, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

2.22.
Valuation of Spares. The valuation of the inventory of spare parts on Federal's books and identified in Schedule 1.1 is determined in accordance with Federal's normal internal accounting Policy consistently applied and set forth in Schedule 2.22.

2.23.
No Misrepresentations. To Seller's Knowledge, no representation or warranty by Federal in this Agreement, including the Exhibits and Schedules provided for herein, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

2.24.
Reseller or Distributor Agreements of NET.COM. NET.COM is not a party to any agreement, contractual or other arrangement pursuant to which NET.COM provides or is expected or allowed to provide services or sell products directly to the Federal Government of the United States or any agency thereof or to any state or local government or any agency thereof.

2.25.	Operational Plans. The Assets include or Federal otherwise has available an adequate inventory of spare parts to support its current installed base of products.

2.26.	Reserved

2.27.
Installed Products. To Seller's Knowledge the list of installed products dated August 25, 2000 and contained in Schedule 2.27 is a true, correct and complete list of the installed products in support of which the FSB performs maintenance services.

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF CACI SUB AND CACI PARENT

CACI Sub and CACI Parent jointly and severally represent and warrant to Federal and NET.COM as follows:

3.1.
Corporate Status. CACI Sub and CACI Parent are corporations duly organized, validly existing and in good standing under the laws of Delaware. CACI Sub and CACI Parent are duly qualified to do business as foreign corporations and are in good standing in all jurisdictions in which the character of the properties owned, leased or operated by each or the nature of the business transacted by each makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of CACI Parent and its Subsidiaries considered as a whole.

3.2
Subsidiaries. CACI Parent's material Subsidiaries are as listed in Exhibit 22 to CACI Parent's Annual Report (Form 10-K) for the year ended June 30, 2000, as filed with the SEC. CACI Parent owns all of the outstanding shares of capital stock of CACI Sub, free and clear of all liens, charges, pledges, security interests, encumbrances, and other restrictions and agreements with respect thereto. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating CACI Parent or CACI Sub to issue, sell or otherwise dispose of any shares of capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of capital stock, of CACI Sub.

3.3.
Authority for Agreement. CACI Sub and CACI Parent have the full corporate power to own, lease and operate their properties and to conduct their businesses as currently owned, leased, operated and conducted and to execute, deliver, and perform this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of CACI Sub and CACI Parent and no other corporate proceedings on the part of CACI Sub or CACI Parent including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by CACI Sub and CACI Parent and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.

3.4.
No Default or Violation. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws of CACI Parent or CACI Sub, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any material violation or breach of or constitute a material default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which CACI Parent or CACI Sub is a party or by which either of them or any of their assets or properties may be bound or which is applicable to either of them or any of their assets or its properties. No authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution and delivery of this Agreement by CACI Sub or CACI Parent or the consummation by CACI Sub and CACI Parent of the transactions contemplated hereby or to enable CACI Parent and CACI Sub to continue to conduct their business after the Closing in a manner consistent in all material respects with that in which they are currently conducted.

3.5.
Annual Reports. CACI Parent has previously furnished to Federal true and complete copies of its published consolidated Annual Reports, for each of the three fiscal years ended June 30, 1998, 1999 and 2000 (the "CACI Reports"). Each of the balance sheets included in the CACI Reports (including any related notes and schedules) fairly presents the consolidated financial position of the CACI Parent and its consolidated subsidiaries, including CACI Sub, as of its date and the other financial statements included in the CACI Reports (including any related notes and schedules) fairly present the consolidated results of operations or other information included therein of the CACI Parent and its subsidiaries, including CACI Sub, for the periods or as of the dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. None of the CACI Reports contained as of its date any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) is required to be amended or supplemented as of the date of this Agreement. Since June 30, 2000, CACI Parent has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations thereunder, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations under each such act.

3.6.
Absence of Material Adverse Changes and Undisclosed Liabilities. Except as set forth on Schedule 3.6 or as disclosed in the CACI Reports, since June 30, 2000 there has not occurred or arisen, whether or not in the ordinary course of business: (i) any material adverse change in the assets, financial condition, operations or business of CACI Parent and its Subsidiaries considered as a whole or of CACI Sub, or (ii) any event, condition or state of facts of any character that might materially and adversely affect the results of operations, business, financial condition or prospects of CACI Parent and its Subsidiaries considered as a whole or of CACI Sub. CACI Parent and its Subsidiaries, considered as a whole, have no material liabilities or obligations, fixed, accrued, contingent or otherwise, that are not fully reflected or provided for on, or disclosed in the notes to, the consolidated balance sheet as at June 30, 2000 included in the CACI Reports (the "2000 Balance Sheet") or elsewhere in the CACI Reports, except (A) liabilities and obligations incurred in or as a result of the ordinary course of business since June 30, 2000, none of which individually or in the aggregate has been or is materially adverse to the operations, business, financial condition or prospects of CACI Sub and its Subsidiaries considered as a whole, (B) liabilities and obligations permitted by or provided for or contemplated by this Agreement and (C) liabilities and obligations disclosed on the Schedules delivered hereunder.

3.7.
No Misrepresentations. No representation or warranty by CACI Parent or CACI Sub in this Agreement, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of CACI Parent or CACI Sub pursuant to this Agreement nor any document or certificate delivered to Federal and NET.COM pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

3.8.
No Broker's or Finder's Fees. Neither CACI Sub nor CACI Parent has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement, other than Raymond James & Associates, Inc.

3.9.
No Financing Required. CACI Sub and CACI Parent intend and expect to pay the Purchase Price from cash resources currently available to CACI Parent and will not require any new financing to close the transactions contemplated by this Agreement or to pay the balance of the Purchase Price as and when payable.

3.10.	Litigation.

3.10.1
There is no investigation, inquiry or review by any governmental entity or authority pending against CACI Sub or, to CACI Parent's knowledge, threatened, nor has any governmental entity indicated to CACI Sub or CACI Parent an intention to conduct the same;

3.10.2.
there is no claim, action, suit, arbitration, or proceeding pending or, to CACI Parent's knowledge, threatened against or affecting CACI Parent or CACI Sub or any of their assets or properties, at law or in equity, or before any court, arbitrator, or governmental entity or authority, that either singly or in the aggregate may have any material adverse effect on the financial condition, business, operations, properties or prospects of CACI Parent or CACI Sub;

3.10.3.
to CACI Parent's and CACI Sub's knowledge, there is no claim, action, suit, labor dispute, investigation or proceeding of any kind, pending or threatened, that involves, affects or relates to CACI Parent or CACI Sub or any of their officers, employees or directors in connection with the business and affairs of CACI Parent or CACI Sub that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, or properties of CACI Parent or CACI Sub; and

3.10.4.	there is no basis, to the best of CACI Parent's or CACI Sub's knowledge, for any such claim, action, suit, proceeding, investigation, inquiry or review.

ARTICLE IV: COVENANTS

It is further agreed as follows:

4.1.
Conduct of Business. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1, except as contemplated by this Agreement or as otherwise consented to by CACI Sub in writing, (which consent shall not be unreasonably withheld) Federal and NET.COM shall keep and observe the following covenants:

4.1.1.
Federal shall conduct the operations of the FSB and pay its accounts payable according to its ordinary and usual course of business consistent with past practices and shall use all commercially reasonable efforts to preserve intact the FSB's business organization, facilities, good will, assets, prospects, and licenses, permits and certificates from federal, state and local authorities, retain its present officers, and to maintain satisfactory relationships with businesses, suppliers, distributors, customers and others having business relationships with it, and further:

(a)	shall use reasonable efforts to maintain in full force and effect all contracts of insurance and indemnity for the FSB specified in any Schedule hereto;

(b)	shall repair and maintain all of the FSB's tangible properties and assets in accordance with its usual and ordinary repair and maintenance standards;

(c)	shall confer on a regular and frequent basis with representatives of CACI Sub to report material operational matters and the general status of ongoing operations for the FSB; and

(d)
shall notify CACI Sub of any material emergency or other material change in the operation of the business or properties of the FSB and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) pertaining to the FSB.

4.1.2.	Federal shall not without the prior written consent of CACI Parent, which shall not be unreasonably withheld:

(a)
borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent) which may affect the ability of Federal to consummate the transactions contemplated by this Agreement, except obligations incurred in the ordinary course of business;

(b)
pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the balance sheet included in the most recent financial statements delivered to CACI Parent or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice or in connection with this transaction or other proposed acquisition transactions;

(c)
grant or make any general increase in the compensation of any of the FSB Employees, (including any such increase pursuant to any bonus, pension, insurance, profit-sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any FSB Employee except such increases as arise in the ordinary course of business consistent with past practice;

(d)	except as required by this Agreement or by applicable law, amend or adopt in any material respect, any agreement or plan (including severance arrangements) for the benefit of the FSB Employees;

(e)
make any capital expenditure or commitment for addition to the FSB's assets, property, plant or equipment not in the ordinary course of business and consistent with past practice or in any event in excess of an aggregate of $100,000;

(f)
dispose, mortgage, pledge or otherwise encumber any of the Assets, and in no event shall an Asset having a value of $100,000 or more be sold by it except in the ordinary course of business and consistent with past practice;

(g)
enter into an agreement, contract, or commitment for the FSB that, if entered into prior to the date hereof, would be required to be listed on a Schedule delivered to CACI Sub pursuant to the terms of this Agreement other than agreements for the provision of services entered into in the ordinary course of business;

(h)
amend, terminate or change in any material respect any lease, contract, undertaking or other commitment of the FSB listed in any Schedule and to be acquired by CACI Sub at the Closing hereunder or knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause a breach of any such lease, contract, undertaking or other commitment;

(i)
cancel or compromise any debts of the FSB, or waive, release, transfer or permit to lapse any claims or rights of the FSB of substantial value, or sell, lease, transfer or otherwise dispose of any of the properties or assets (real, personal or mixed, tangible or intangible) of the FSB, except in the ordinary course of business and consistent with past practice;

(j)	make any change in any method of accounting or accounting practice;

(k)
enter any transaction not in the ordinary business of the FSB which, in CACI Sub's reasonable judgment, is materially adverse to the business, operations, financial condition, properties or prospects of FSB;

(l)
make any addition, deletion or material redesign in the family of product and service lines offered by the FSB (excluding any upgrades, enhancements or bug fixes) or, within any product or service line, material changes in its applicable list and standard discount pricing structures, or warranties;

(m)	agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement materially untrue or incorrect.

4.1.3.
Federal will promptly advise CACI Sub in writing of the commencement or written threat of any claim, litigation or proceeding against Federal relating to the FSB or the Assets, whether covered by insurance or not, (i) when the amount claimed exceeds $10,000 in any one case or $100,000 in the aggregate, or (ii) when such claim, litigation, proceeding or written threat thereof relates in any way to this Agreement or any of the transactions contemplated hereby.

4.2.	Access and Information; Confidentiality.

4.2.1.
Each of Federal and CACI Sub shall afford to the other party and to its officers, employees, accountants, counsel and other authorized representatives full and reasonable access, upon 24 hours advance telephone notice to the party's designated representative, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement, if any, pursuant to Section 6 hereof, to its plants, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to the other party such additional financial and operating data and other information relating thereto as the other party may from time to time reasonably request. The designated representative for Federal is Mary Ann Moran or her designees.

4.2.2.
Each party and its representatives will hold in strict confidence all documents and information concerning the other party and its Subsidiaries furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action by the party in violation of this Section 4.2, (ii) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (iii) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement, each party shall return to the other party all documents, work papers and other material so obtained by it, or on its behalf, and will return or destroy all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein.

4.3.	Further Assurances; Cooperation.

4.3.1.
Subject to terms and conditions herein provided and to the fiduciary duty of each party's Board of Directors and officers, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Agreement and the other transactions contemplated by this Agreement. In case at any time any further action, including the obtaining of waivers and consents under material contracts and leases, is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement are hereby directed and authorized to use their efforts to effectuate all required action.

4.3.2.
CACI Sub shall cooperate with NET.COM in all reasonable plans and proposals to obtain "recompete" contracts for services that Federal currently performs with respect to the DSSG program. In particular, with respect to such work CACI Parent and CACI Sub will use their best reasonable efforts to participate in every team that submits bids or proposals in response to any request for proposals issued in connection with the anticipated DSSGII Procurement.

4.3.3.
CACI Parent and NET.COM shall cooperate to assure that any pro forma financial statements relating to the transactions contemplated by this Agreement published by either of them or filed by either of them with the SEC will be based on consistent underlying financial information.

4.3.4.
The parties shall cooperate to prepare and to submit to the appropriate government agencies as promptly as practicable any pre-merger notification required under the H-S-R Act and to provide any information requested by any such agency.

4.4
Employment of FSB Employees. CACI Sub will offer employment to the FSB Employees, commencing at the effective date of the Closing, on terms and conditions as near to their respective existing terms and conditions of employment as may be practicable in view of CACI Sub's existing compensation and employee benefits practices and policies. For a period of three (3) years after Closing, Federal and NET.COM will not hire, any FSB Employee who accepts employment by CACI Sub without CACI Sub's written consent, and CACI Parent and CACI Sub will not hire, any other employee of Federal to leave the employment of Federal without Federal's written consent.

4.5.
Releases of Information. Neither party shall announce or disclose to any other person (other than the respective parties' employees, agents, advisors or representatives who have a "need to know" in order to help effectuate the Acquisition) the terms or provisions of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as disclosure may be required by law. CACI Parent and NET.COM shall consult each other before issuing any press release or other public announcement referring to this Agreement or the terms and conditions of the transactions contemplated hereby.

4.6.
Restricted Activities and Transactions. Federal and NET.COM will not, directly or indirectly, solicit or authorize the solicitation of, or enter into any agreement or understanding or engage in any discussions with, or disclose any nonpublic information concerning either party to, or otherwise cooperate in any way with, any person or entity with respect to any offer or possible offer from a third party concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction relating to the FSB (an "Acquisition Proposal"). Notwithstanding the foregoing, Federal and NET.COM may discuss, negotiate, enter into an agreement with or furnish information concerning the business, properties or assets of the FSB to any person or entity ("entertain an Acquisition Proposal") if Federal or NET.COM, as the case may be, has received an Acquisition Proposal without prior solicitation and Federal's or NET.COM's outside legal counsel advises that entity's Board of Directors in writing that it would be a breach of their fiduciary responsibilities to refuse to entertain the Acquisition Proposal. In the event that Federal accepts an Acquisition Proposal from any person or entity other than CACI Sub or CACI Parent or that Federal's or NET.COM's Board of Directors fails to approve or withdraws or modifies its approval of the transaction contemplated by this Agreement otherwise than in response to a failure of CACI Sub to satisfy any condition precedent to Federal's obligation to consummate the purchase and sale, NET.COM shall pay to CACI Sub, as compensation for the effort and expense incurred by CACI Sub and CACI Parent in negotiating this Agreement and otherwise preparing to consummate the Acquisition, the sum that equals the greater of (i) the actual costs incurred by CACI Sub and CACI Parent, or (ii) Three Million Dollars ($3,000,000). In the event that CACI Sub or CACI Parent fails to consummate transactions contemplated hereby for reasons other than non-fulfillment of the conditions precedent specified in Section 5.1 or Section 5.2, CACI Parent shall pay to NET.COM, as compensation for the effort and expense incurred by Federal and NET.COM in negotiating this Agreement and otherwise preparing to consummate the Acquisition, the sum of Three Million Dollars ($3,000,000).

4.7.
Acquisition Proposals. Federal and NET.COM will provide CACI Sub and CACI Parent with next business day notice of any Acquisition Proposal that any of them receives from or on behalf of any third party, including in such notice the identity of the offeror and the complete terms of such offer, and will provide CACI Sub and CACI Parent with next business day notice of the receipt of any information that such an offer may be made and any available details with respect to such potential offer.

4.8.
Notification of Certain Matters. At all times until the Closing, each party shall promptly notify the other in writing of the occurrence or failure to occur of any event that (a) would be likely to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate at, or at any time prior to, the Closing Date, or (b) will or may reasonably be likely to result in the failure to satisfy any of the conditions specified in Article V.

4.9.
Indemnification. Subject to the terms of this Section 4.9, Federal and NET.COM (hereinafter sometimes collectively referred to as the "Indemnifying Parties" and each as "Indemnifying Party") hereby agree to jointly indemnify CACI Sub and CACI Parent and their respective directors, officers, employees, Affiliates, representatives, successors and permitted assigns (collectively "Indemnified Parties") from and against all Losses in connection with or otherwise relating to any of the following:

(a)
any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by Federal or NET.COM in this Agreement, any Exhibits or Schedules hereto, agreements and documents referred to in this Agreement or the certificates delivered pursuant to this Agreement; and

(b)	any breach of any covenant, agreement or obligation Federal or NET.COM contained in this Agreement or any Schedule hereto, to be performed by Federal or NET.COM at or prior to Closing; and

(c)	claims arising solely from the business of the FSB conducted before the Closing, other than claims relating to maintenance of products sold by the FSB.

4.1.9.
Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party seeking indemnification, shall promptly notify Federal in writing of the claim and the facts believed to constitute the basis for such claim, all with reasonable specificity in light of the facts then known; provided, however, that, failure to so notify the Indemnifying Party shall not discharge the Indemnifying Party from any of its liabilities and obligations hereunder except and to the extent that the failure prejudices the Indemnifying Party, to the extent of such prejudice. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

4.9.2.
Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is a third party ("Third Party Claims"), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding; provided, however, that the Indemnified Party shall have the right to defend against such claim or legal proceedings at its expense and in such manner as it may deem appropriate, including but not limited to, settling such claim or legal proceedings on such terms as the Indemnified Party may deem appropriate, provided, however, that no such settlement shall be at the Indemnifying Party's expense unless it is approved in advance by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 4.9.1 above, (a) the Indemnified Party may defend against such claim or legal proceeding at the expense of the Indemnifying Party and in such manner as it may reasonably deem appropriate, including but not limited to, settling such claim or legal proceeding at the expense of the Indemnifying Party and on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. No settlement of any claim or legal proceeding by an Indemnified Party, shall be conclusive as to the amount of the Loss incurred by such Indemnified Party in connection with such claim or legal proceeding.

4.9.3.
Application of Escrow; Release of Escrow Funds. Any claim by CACI Sub or CACI Parent for indemnification shall be recovered first by disbursement from the Escrow Fund under the provisions of the Escrow Agreement. The Escrow Fund shall be reduced from time to time by disbursement to CACI Sub or CACI Parent in payment of resolved claims for indemnification pursuant to the terms of the Escrow Agreement. The balance of the Escrow Fund in excess of such amount as may be necessary and sufficient to cover the sum of all claims resolved in CACI Sub's or the CACI Parent's favor and not theretofore paid and all claims asserted but not then resolved shall be released on the date that is one year from the Closing Date.

4.9.4.	Treatment of Indemnification Payments. All indemnification payments under this Section 4.9 shall be deemed adjustments to the Purchase Price.

4.9.5.
Limitation of Liability. In no event shall the aggregate liability of the Indemnifying Parties exceed an amount equal to twenty per cent (20%) of the amount of the Purchase Price actually paid to Federal.

4.10.	Assignment and Assumption of Contracts

4.10.1.
Assignment and Assumption of Executory Contracts. At the Closing, Federal will assign to CACI Sub and CACI Sub will assume all responsibilities of Federal related to the provision of Services as defined in the Strategic Alliance Agreement under all executory contracts listed in Schedule 1.1 to which Federal is a party and which may be assigned by Federal to CACI Sub.

4.10.2.
Performance of Non-Assignable Contracts. With respect to each contract listed in Schedule 1.1 which cannot be assigned at the Closing to CACI Sub for any reason, including any requirement for the consent of the other contracting party or for novation in the case of a contract with the federal government (herein referred to as a "Non-Assignable Contract"), after the Closing CACI Sub shall perform Federal's responsibilities thereunder as to the FSB until assignment (or novation in the case of contracts with the federal government) of such contract has been approved, the contract has been completed, or the contract has otherwise terminated all as provided in the subcontracting agreement substantially in the form of Exhibit E (the "Subcontract").

4.10.3.
Payments Received from Non-Assignable Contracts. After the Closing, to the extent that CACI Sub performs the relevant services CACI Sub shall be entitled to any and all service related payments received by Federal or NET.COM under any Non-Assignable Contract, and such payments received by Federal or NET.COM shall be deemed to be held by Federal or NET.COM as agent solely for CACI Sub and shall be held in trust for the sole benefit of CACI Sub. Any payments received by Federal in the name of Federal for services related to efforts by the FSB with respect to such Non-Assignable Contracts may be endorsed, deposited, drawn against or otherwise used by CACI Sub as its property and Federal hereby authorizes CACI Sub to sign Federal's name or act in Federal's stead with full power of attorney with regard to such payments.

4.10.4.
Assignment of Proceeds from all Contracts. As of the Closing and to the extent permitted by law Federal sells, assigns, conveys, grants, and transfers to CACI Sub all of Federal's right, title, and interest in and to all cash and non-cash proceeds from the FSB's receivables or other payment due to Federal for the FSB with respect to the contracts listed in Schedule 1.1, including the Non-Assignable Contracts, and including, without limitation, claims against governmental entities. All such proceeds shall automatically and immediately become the property of CACI Sub at the earliest moment allowed by law and shall be paid to CACI Sub immediately upon receipt by Federal or NET.COM. Any and all proceeds and payments for the FSB received by Federal or NET.COM after the Closing shall be deemed to be held by Federal or NET.COM as agent solely for CACI Sub and shall be held in trust for the sole benefit of CACI Sub.

After the Closing, Federal and NET.COM will direct the appropriate disbursement and payment offices to remit all receivables, payments, proceeds, and moneys attributable to the FSB with respect to the contracts listed in Schedule 1.1 to a location identified by CACI Sub.

4.10.5.
Execution of Documents to Implement Assignments. Following the Closing, Federal will execute and deliver to CACI Sub any and all documents reasonably requested by CACI Sub that are necessary to accomplish the assignment from Federal to CACI Sub of the payments, proceeds and receivables as to the FSB conveyed by the provisions of this Agreement to CACI Sub, including, but not limited to, instruments of assignment and notices of assignment to financial institutions; but no such document shall be effective to entitle CACI Sub to any payment due to Federal for any activity other than the FSB.

4.10.6.
Novation of Government Contracts. After the Closing, the parties shall use commercially reasonable efforts to facilitate a novation of all Non-Assignable Contracts, or services related parts thereof for the FSB, with federal government entities contemporaneously with the Closing, or as soon thereafter as practicable, and shall cooperate to consummate a novation or similar agreement.

4.10.7.
Assignment of all other Contracts. The parties shall use reasonable efforts to facilitate an approved assignment as of the Closing of all Non-Assignable Contracts or services related portion thereof for the FSB with parties other than federal government entities contemporaneously with the Closing, or as soon thereafter as practicable, and shall cooperate to consummate an assignment or similar agreement.

4.10.8.
Indemnification of Federal. If Federal is required to perform, or to guarantee CACI Sub's performance of, any contract listed in Schedule 1.1 after the Closing, whether pursuant to a novation agreement or otherwise, CACI Sub and CACI Parent shall indemnify and hold harmless Federal to the extent of any payment on any such required performance or on any such guarantee made by Federal.

4.10.9.
Return of Proceeds. Following the Closing, CACI Parent and CACI Sub will take any actions that may be necessary to promptly forward to Federal any cash or non-cash proceeds received by CACI Parent or CACI Sub that relate to sales of products or services by Federal that are not related to the FSB.

4.11.
Transition. CACI Parent and CACI Sub will use their best efforts to remove all former FSB employees and assets from Federal's offices at 8300 Boone Blvd., Suite 600, Vienna, Virginia (the "Premises") within thirty (30) days of the Closing. In the event that CACI Parent and CACI Sub are unable to do so, CACI Sub agrees to pay Federal a pro-rata portion of the rent for the portion of the premises occupied by former employees and/or assets of the FSB. The parties agree to make employees available to each other to reasonably assist with transition issues.

4.12.	Non-Compete Agreements.

4.12.1.
Non-Compete Covenants. For a period of ten (10) years from and after the Closing, except as may be required in connection with performance of obligations contained in the Strategic Alliance Agreement between the parties and so long as the Strategic Alliance Agreement remains in effect, without CACI Parent's written permission Federal and NET.COM shall not provide, directly or indirectly through any party other than CACI Sub or its specifically designated subcontractors, to the United States Federal Government or any agency thereof or to any state or local government or any agency thereof, any services similar to or in competition with the services provided by the FSB with respect to NET.COM products as they evolve during the term of the non-compete agreement.

4.12.2.
For a period of ten (10) years from and after the Closing, except as may be provided in the Strategic Alliance Agreement between the parties and so long as the Strategic Alliance Agreement remains in effect, without NET.COM or Federal's written permission CACI Sub shall not provide, directly or indirectly through any party other than NET.COM's or Federal's specifically designated subcontractors, to any commercial entity other than contractors performing work pursuant to contracts with the United States Federal Government or any agency thereof or to any state or local government or any agency thereof, any services similar to or in competition with the services provided by the FSB with respect to any NET.COM products as they evolve during the term of the non-compete agreement.

4.13.
Employee Retention Fund. NET.COM and Federal will provide a fund of One Hundred Thousand Dollars ($100,000.00) to pay to designated employees of the FSB in connection with arrangements intended to encourage such employees to remain with the FSB up to and through the Closing. Representatives of CACI Sub and Federal will consult with each other to designate employees to receive payments and to determine the amounts of such requests and the appropriate contractual instruments by which to implement such arrangements.

ARTICLE V: CONDITIONS PRECEDENT

5.1.
Conditions Precedent to the Obligations of Each Party. The obligations of Federal, NET.COM, CACI Sub and CACI Parent to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing of the following conditions and the parties shall exert their best efforts to cause each such condition to be so fulfilled:

5.1.1.
No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Acquisition or any other material transaction contemplated by this Agreement shall be in effect (each party agreeing to use its best efforts to have any such injunction or other order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Acquisition.

5.1.2.
There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the Acquisition.

5.1.3.
All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the Acquisition and for the business and operation of the Assets to be continued in the same manner as currently conducted shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority (it being understood that, as to contracts that may be novated, approval of the government contracting authority may be sought after the Closing).

5.1.4.	The Escrow Agreement, the Royalty Agreement, the Subcontract and the Strategic Alliance Agreement shall have been executed by all parties thereto.

5.1.5.
All applicable waiting periods (and any extensions thereof) under the H-S-R Act shall have expired or otherwise been terminated and there has been no adverse action by the Federal Trade Commission or the United States Department of Justice in connection with the filing under the provisions of the H-S-R Act.

5.2.
Conditions to Obligation of CACI Sub and CACI Parent to Effect the Acquisition. The obligation of CACI Sub and CACI Parent to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing of the following additional conditions and Federal and NET.COM shall exert their best efforts to cause each such condition to be so fulfilled:

5.2.1.
Federal and NET.COM shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Closing; and Federal and NET.COM shall have delivered to CACI Sub and CACI Parent a certificate to that effect, dated the Closing Date and signed by a duly authorized officer of Federal.

5.2.2.
The representations and warranties of Federal and NET.COM contained in this Agreement shall be true and correct in all material respects as of the Closing as if made at the Closing, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date) and modifications or corrections appropriate to update any representations, which are not collectively a material adverse change; and Federal and NET.COM shall have delivered to CACI Sub and CACI Parent a certificate to that effect, dated the Closing Date and signed by a duly authorized officer of Federal and the President or other duly authorized officer of NET.COM.

5.2.3.
Federal and NET.COM shall have received, all in form and substance satisfactory to CACI Sub's judgment reasonably exercised, all consents, approvals and waivers under any loan or other agreements of Federal or NET.COM that are required in connection with the transactions contemplated hereby; and all filings, registrations, approvals and authorizations by or with, and notifications to, all governmental authorities, domestic or foreign, or other organizations required by Federal or NET.COM for consummation of the transactions contemplated by this Agreement shall have been made or received, and shall be in full force and effect, except for any consents, approvals or waivers or any filings, registrations, approvals, authorizations or notifications that, if not received or made, would not, in the aggregate, have a material adverse effect on the business, financial condition or operations of CACI Sub, CACI Parent, Federal or NET.COM, provided that approvals related to the Novation of Contracts may be sought after the Closing.

5.2.4.
CACI Sub shall have received an opinion or opinions of counsel to Federal and NET.COM, addressed to CACI Sub and CACI Parent, dated the Closing Date, substantially in the form set forth in Exhibit F hereto.

5.2.5.	Federal and NET.COM shall have delivered to CACI Sub customary officers' certificates relating to incumbency of officers, and corporate authorization.

5.2.6.	Since the date of this Agreement there shall not have been any material adverse change of any nature in the financial condition, business, operations, properties or prospects the FSB.

5.2.7.
Federal or NET.COM shall have provided CACI Sub with assurances reasonably satisfactory to CACI Sub and CACI Parent in their sole discretion that CACI Sub will be able to obtain full releases of all liens and other security interests outstanding with respect to any of the Assets by paying agreed amounts to identified financial institutions to pay off or to reduce indebtedness of Federal related to the corresponding Assets.

5.2.8.
CACI Sub and CACI Parent shall have completed their meetings with clients, customers and entities with whom NET.COM or Federal has a significant business relationship regarding the sale of products or services and determined that the prospects for the FSB are reasonably consistent with their understanding of the FSB as articulated by CACI Parent to NET.COM at the time the parties agreed to the Purchase Price.

5.2.9.
There shall have been no teaming agreement entered into by Federal or NET.COM or any of NET.COM's Subsidiaries relating to DSSGII Procurement without a prior written consent of CACI Parent and a certificate to that effect signed by a duly authorized officer of Federal shall have been delivered to CACI Parent at the Closing.

5.3.
Conditions to Obligations of Federal and NET.COM to Effect the Acquisition. The obligations of Federal and NET.COM to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing of the following additional conditions and CACI Sub and CACI Parent shall exert their best efforts to cause each such condition to be so fulfilled:

5.3.1.
CACI Sub and CACI Parent shall have performed in all material respects all of their covenants set forth herein that are required to be performed at or prior to the Effective Time; and each of CACI Sub and CACI Parent shall have delivered to Federal and NET.COM a certificate to that effect, dated the Closing Date and signed by its President or a Vice President, and Secretary.

5.3.2.
The representations and warranties of CACI Sub and CACI Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at such date, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and each of CACI Sub and CACI Parent shall have delivered to Federal and NET.COM a certificate to that effect, dated the Closing Date and signed by its President or a Vice President, and Secretary.

5.3.3.
CACI Sub and CACI Parent shall have received, all in form and substance satisfactory to Federal's judgment reasonably exercised, all consents, approvals and waivers under any loan or other agreements of CACI Sub or CACI Parent that are required in connection with the transactions contemplated hereby; and all filings, registrations, approvals and authorizations by or with, and notifications to, all governmental authorities, domestic or foreign, or other organizations required by CACI Sub or CACI Parent for consummation of the transactions contemplated by this Agreement shall have been made or received, and shall be in full force and effect, except for any consents, approvals or waivers or any filings, registrations, approvals, authorizations or notifications that, if not received or made, would not, in the aggregate, have a material adverse effect on the business, financial condition or operations of CACI Sub, CACI Parent, NET.COM or Federal.

5.3.4.
Federal and NET.COM shall have received an opinion of counsel to CACI Sub and CACI Parent addressed to Federal and NET.COM, dated the Closing Date, to substantially in the form set forth in Exhibit G hereto.

5.3.5.	CACI Sub shall have delivered to Federal such officers' certificates and such other documents as Federal shall reasonably request (other than additional opinions of counsel).

5.3.6.
Since the date of this Agreement there shall not have been any material adverse change of any nature in the financial condition, business, operations, properties or prospects of CACI Sub and CACI Parent.

5.3.7.
The Board of Directors of NET.COM shall not have received an opinion issued by Quarterdeck Investment Partners dated October 18, 2000 confirming that the transactions contemplated by this Agreement are fair from a financial perspective.

ARTICLE VI: FAILURE OF CONSUMMATION

6.1.	Methods of Termination. This Agreement may be terminated by written notice promptly given to the other parties hereto, at any time prior to the Closing:

6.1.1.	by mutual written consent of the Boards of Directors of Federal and CACI Sub;

6.1.2.
by either CACI Sub or Federal, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

6.1.3.
by CACI Sub, if the Closing shall not have occurred on or before December 15, 2000 unless the absence of such occurrence shall be due to the failure of CACI Sub or CACI Parent (or their Subsidiaries or Affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing; or

6.1.4.
by Federal, if the Closing shall not have occurred on or before December 15, 2000 unless the absence of such occurrence shall be due to the failure of Federal (or Affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing; or

6.1.5.
by CACI Sub, if Federal or NET.COM shall have (i) withdrawn, modified or amended in any material respect its approval of this Agreement or the transactions contemplated herein, or (ii) taken any position inconsistent with such approval or recommendation, including, without limitation, having failed (without the consent of CACI Sub) after a reasonable period of time to reject or disapprove any Acquisition Proposal; or

6.1.6.
by CACI Sub, in the event of a material breach by Federal or NET.COM of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Federal; or

6.1.7.
by Federal, if Federal or NET.COM has received without prior solicitation an Acquisition Proposal and its outside legal counsel has advised the Board of Directors in writing that it would be a breach of their fiduciary responsibilities to refuse to entertain the Acquisition Proposal; or

6.1.8.
by Federal, in the event of a material breach by CACI Sub or CACI Parent of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to CACI Sub; or

6.1.9.	by Federal, if CACI Sub or CACI Parent shall have withdrawn, modified or amended in any material respect its approval of this Agreement or the transactions contemplated hereby.

6.2.
Effect of Failure of Consummation of the Acquisition. In the event of termination under Section 6.1 hereof or if the Acquisition is not consummated for any reason by January 31, 2001, this Agreement (except for Section 4.2.2) shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective officers and directors to the other party except that (i)in the event that this Agreement is terminated by CACI Sub pursuant to Section 6.1.5 or by Federal pursuant to Section 6.1.7 hereof , Federal shall forthwith pay to CACI Sub the amount set forth in Section 4.5; or (ii) in the event that this Agreement is terminated by Federal pursuant to Section 6.1.8 or Section 6.1.9 hereof, CACI Sub and/or CACI Parent shall forthwith pay to Federal the amount set forth in Section 4.7.

ARTICLE VII: DEFINITIONS AND MISCELLANEOUS

7.1	Definitions of Certain Terms. As used herein, the following terms shall have the following meanings:

Acquisition: the acquisition by a party, whether by merger, divestiture or other form, of all or substantially all of the outstanding securities of NET.COM, Federal, CACI Parent or CACI Sub, as the case may be, in a single transaction or a series of related transactions (other than a merger with or into a 100% parent entity or a 100% wholly owned subsidiary), or the acquisition of all or substantially all of the assets (other than through a transfer of assets to a 100% parent entity or a wholly-owned subsidiary) of NET.COM, Federal, CACI Parent or CACI Sub, as the case may be, in a single transaction or a series of related transactions.

Acquisition Proposal: as defined in Section 4.7.

Affiliate and Associate: as defined in the rules and regulations of the Securities Exchange Commission under the Securities Act of 1933.

AFNET Contract: as defined in Section 1.4.2.

Closing: as defined in Section 1.5.

Code: The Internal Revenue Code of 1986, as amended to date.

DSSGII Procurement: The Defense Information Systems Network Support Services - Global procurement seeks to obtain bids from contractors to provide worldwide services (i) to support the Defense Information Systems Agency's life cycle management of the Defense Information Systems Network (DISN) telecommunications infrastructure, (ii) to support Department of Defense and Defense Services and Agencies in connection with their DISN-related telecommunications requirements, and (iii) to support other Federal Government Departments in connection with their DISN-related telecommunications requirements so long as they meet all applicable FIRMR requirements.

Environmental Claim: any written notice by any governmental agency alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment by the FSB of material of Environmental Concern at any location, whether or not owned by Federal or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Federal Water Pollution Control Act (38 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 135 et seq.), and the Food, Drug and Cosmetic Act (15 U.S.C. 2000 et seq.), in each case as these laws have been amended or supplemented and any analogous foreign, state or local statutes and the regulations promulgated pursuant thereto.

ERISA: The Employee Retirement Income Security Act of 1974, as amended to date.

Escrow Agent, Escrow Agreement and Escrow Fund: as defined in Section 1.4.3.

Expenses: Expenses incurred in connection with the Acquisition, including, without limitation, attorneys and accounting fees, fees of investment bankers or advisers, costs of valuation, fees of valuation experts and due diligence costs.

Federal Plans: as defined in Section 2.11.

Federal Services Financial Statements: as defined in section 2.5

FSB Employees: as defined in section 2.7.2

H-S-R Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Loss or Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses, expenditures, costs or expenses (including without limitation reasonable attorneys' fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received in respect thereof (in each case net of costs of recovery and net of tax benefits).

Materials of Environmental Concern: those substances or constituents which are regulated by, or form the basis of liability under, any Environmental Law.

Purchase Price: as defined in Section 1.4.

SEC: the Securities and Exchange Commission, or any governmental agency succeeding to its functions.

Securities Act: Securities Act of 1933, as amended.

Seller's Knowledge: the actual knowledge of Deborah Calusine, John Guisto, Gary Lau, Mary Ann Moran, David Wagenseller, or Richard Waterman.

Strategic Alliance Agreement: as defined in Section 1.6

Subcontract: as defined in Section 4.10.2

7.2.
Amendments and Supplements. At any time before or after the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by Federal, NET.COM and CACI Sub and approved by their respective Boards of Directors.

7.3.
Extensions and Waivers. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or conditions contained herein [except the condition set forth in Section 5.1.1 hereof]. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.4.
Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance which either CACI Sub, CACI Parent, Federal or NET.COM may have as the result of such investigation or otherwise, CACI Sub and CACI Parent, on the one hand, and Federal and NET.COM on the other, shall each be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing for a period of eighteen (18) months.

7.5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

7.6.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To CACI Parent and CACI Sub: CACI International Inc 1100 North Glebe Road Arlington, VA 22201 Attn: Stephen L. Waechter, Chief Financial Officer

With copies to:
     Jeffrey P. Elefante, General Counsel
     CACI International Inc
     1100 North Glebe Road
      Arlington, VA 22201

     David W. Walker, Esq.
     Foley, Hoag & Eliot LLP
     One Post Office Square
Boston, MA 02109

To Federal:
     N.E.T. Federal, Inc.
     8300 Boone Blvd., Suite 600
     Vienna, VA 22182-2626
     Attention: President

With a copy to:
     Mary Ann Moran, General Counsel
     Network Equipment Technologies, Inc.
     6530 Paseo Padre Parkway
Fremont, CA 94555

To NET.COM:
     Network Equipment Technologies, Inc.
     net.com
     6530 Paseo Padre Parkway
     Fremont, CA 94555
     Attention:

With a copy to:
     Mary Ann Moran, General Counsel
     Network Equipment Technologies, Inc.
     net.com
     6530 Paseo Padre Parkway
Fremont, CA 94555

7.7.
Entire Agreement, Assignability, etc. This Agreement together with the Escrow Agreement, the Royalty Agreement, the Subcontract, and the Strategic Alliance Agreement , and any other related instruments expressly referred to herein or contemplated hereby (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (iii) shall not be assignable by operation of law or otherwise.

7.8.	Expenses. Each of the parties shall be responsible for its own Expenses.

7.9.
Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

7.10.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CACI, INC.-FEDERAL

By:	/s/

Title:

CACI International Inc

By:	/s/

Title:

N.E.T. Federal, Inc.

By:	/s/

Title:

Network Equipment Technologies, Inc.

By:	/s/

Title:

List of Exhibits

Exhibit	Description
A	Assignment and Assumption Agreement
B	Escrow Agreement
C	Royalty Agreement
D	Strategic Alliance Agreement
E	Subcontract
F	NET.COM counsel opinion
G	CACI counsel opinion